The Timken Company

Media Contact: Lorrie Paul Crum
Manager – Global Media and Strategic Communications
Mail Code: GNW-37
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-3514
Mobile:       (330) 224-5021
lorrie.crum@timken.com

Investor Contact: Steve Tschiegg
Director – Capital Markets and Investor
Relations
Mail Code: GNE-26
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-7446
steve.tschiegg@timken.com

For Additional Information:
www.timken.com/media
www.timken.com/investors

NEWS RELEASE

Timken Reports 2009 Results and 2010 Outlook

•    Strong execution delivers record free cash flow
•    Strategic sale of Needle Roller Bearings business completed
•    Improved markets and results expected in 2010

CANTON, Ohio: Feb. 2, 2010 — The Timken Company (NYSE: TKR) today reported sales of $3.1 billion for 2009, a decrease of 38 percent from a year ago. The sales comparison, which excludes for both periods the results of the Needle Roller Bearings business sold in December (accounted for as “discontinued operations”), reflects weak demand and lower surcharges, partially offset by improved pricing.

In 2009, the company incurred a full-year loss of $134.0 million, or $1.39 per share, including a loss of $72.6 million, or $0.75 per share, from the Needle Roller Bearings business. Net of non-controlling interest, the company’s continuing operations incurred a loss of $61.4 million, or $0.64 per share for the year, compared with income of $278.9 million, or $2.89 per diluted share, a year ago.

Excluding special items, full-year net income in 2009 was $30.7 million, or $0.32 per diluted share, including a loss of $20.2 million, or $0.21 per share, from discontinued operations. Net of non-controlling interest, income from the company’s continuing operations for 2009 was $50.9 million, or $0.53 per diluted share, excluding special items, compared with $295.0 million, or $3.06 per diluted share, in the prior year. The change in full-year earnings reflects lower sales volume, surcharges and manufacturing utilization, partially offset by pricing, cost reductions, lower material costs and LIFO income (last-in, first-out inventory accounting).

Special items for 2009, net of tax, amounted to $164.6 million of expense, compared with $45.8 million in the prior year. The items in 2009 include asset impairment charges of $49.7 million in Mobile Industries; a loss on the sale of the Needle Roller Bearings business of $37.8 million; impairment charges of $20.8 million in Process Industries for consolidation of bearing operations; and severance costs of $56.4 million associated with the company’s cost-reduction efforts. Special items in the prior year consisted primarily of a goodwill impairment charge in the Mobile Industries segment.

Table 1:  2009 Net (Loss) Income and Diluted Earnings Per Share (a)

	Net (Loss) Income		Earnings Per Share
	As Reported	Adjusted	As Reported	Adjusted
Continuing Operations	$(61.4)	$50.9	$(0.64)	$0.53
Discontinued Operations	$(72.6)	$(20.2)	(0.75)	(0.21)
Total	$(134.0)	$30.7	$(1.39)	$0.32

(a)
Dollars in millions, except per-share data. “Adjusted” earnings per share exclude the impact of impairment and restructuring, manufacturing rationalization/reorganization and special charges and credits.

“The global economic environment made 2009 an extremely challenging year for The Timken Company, which is reflected in the reduction in our sales and earnings,” said James W. Griffith, Timken president and chief executive officer. “However, we responded quickly to the downturn, taking actions that helped generate record free cash flow. We continued shifting our portfolio towards attractive markets, strengthening our balance sheet and improving our operating capabilities. Today we are better positioned to leverage an economic recovery.”

During 2009, the company took actions in response to the global economic recession while executing its portfolio management initiatives. The company:

•	Realigned the organization to improve focus on target markets, right-sized the company through structural cost reductions and limited discretionary spending;

•	Enhanced customer service capabilities and drove supply-chain efficiencies with further deployment of its “Project ONE” enterprise initiative to standardize and streamline systems and processes;

•	Completed the sale of its Needle Roller Bearings business, for which Timken received approximately $330 million, including retained receivables;

The Timken Company

•	Generated $577 million of net cash provided by operating activities and record free cash flow of $419 million; and

•
Strengthened its balance sheet and liquidity, completing three financings, including a  $500-million unsecured Senior Credit Facility; a $100-million accounts-receivable securitization facility; and a $250-million public offering of 6.00% unsecured Senior Notes, due 2014.

Fourth-Quarter Results

For the quarter ended Dec. 31, 2009, sales were $774.6 million, a decrease of 29 percent from the same period a year ago. The reduction reflects weaker demand across most of the company’s end markets and lower surcharges, while favorable pricing and currency partially offset the sales decline.

The company incurred a loss of $0.21 per share in the fourth quarter, which included a loss of $0.13 per share from discontinued operations. Special items recorded in the fourth quarter totaled $0.61 per share, including an after-tax asset impairment charge in the company’s Mobile Industries segment of $55.9 million, or $0.58 per share.

Excluding special items, fourth-quarter 2009 income was $0.40 per diluted share, including $0.09 per diluted share from discontinued operations. Net of non-controlling interest, income from continuing operations, excluding special items, was $0.31 per diluted share in the fourth quarter of 2009, compared with $0.15 for the same period last year. Benefits from pricing, cost reductions, lower material costs and LIFO income were partially offset by lower sales volume, manufacturing underutilization and reduced surcharges.

Table 2:  Fourth-Quarter 2009 Net (Loss) Income and Diluted Earnings Per Share (a)

	Net (Loss) Income		Earnings Per Share
	As Reported	Adjusted	As Reported	Adjusted
Continuing Operations	$(7.5)	$29.5	$(0.08)	$0.31
Discontinued Operations	$(12.7)	$9.4	(0.13)	0.09
Total	$(20.2)	$38.9	$(0.21)	$0.40

(a)
Dollars in millions, except per-share data. “Adjusted” earnings per share exclude the impact of impairment and restructuring, manufacturing rationalization/reorganization and special charges and credits.

The Timken Company

Total debt was $513 million as of Dec. 31, 2009, or 24.3 percent of capital. At year-end, the company’s cash position was $756 million, or $243 million in excess of total debt. This compares with net debt of $490 million as of Dec. 31, 2008. The improvement reflects strong free cash flow of $419 million driven primarily by working capital reductions as well as proceeds from the sale of the Needle Roller Bearings business.

The following business results for all periods reflect continuing operations, excluding special items:

Bearings and Power Transmission Group Results

Full-year sales in 2009 for the Bearings and Power Transmission Group were $2.5 billion, down 26 percent compared with the prior year. Earnings before interest and taxes (EBIT) for 2009 were $221.4 million, a decrease of 25 percent from 2008.

Sales in the fourth quarter of 2009 were $613.2 million, down 18 percent from the fourth quarter of 2008. EBIT in the fourth quarter was $71.5 million, an increase of 50 percent from the prior-year period.

Mobile Industries Segment Results

Mobile Industries sales were $1.25 billion in 2009, down 30 percent from $1.77 billion a year ago. The sales results reflect weaker demand among its market sectors and currency, partially offset by favorable pricing.

EBIT for the year was $30.5 million, down 15 percent from $35.8 million in 2008, as benefits from pricing, cost-reduction initiatives and lower material costs were partially offset by lower demand.

Fourth-quarter sales for the Mobile Industries segment in 2009 were $324.6 million, compared with $374.3 million in the same period last year. The 13-percent decrease reflected lower unit volume in most market sectors, partially offset by favorable pricing and currency. EBIT in the fourth quarter was $31.1 million, up from a loss of $7.6 million in the fourth quarter of 2008. Cost-reduction initiatives, increased pricing, lower material costs and LIFO income more than offset the decline in demand. The company also resolved a pricing dispute and certain non-income tax matters during the quarter, which together added approximately $15 million to EBIT.

The Timken Company

Process Industries Segment Results

Sales for the Process Industries segment were $808.7 million in 2009, down 31 percent from $1.17 billion a year ago. Lower demand across most industrial market sectors and currency more than offset favorable pricing. Sales declines were most prominent in the industrial distribution channel.

EBIT for the year decreased to $118.5 million, down 46 percent from $218.7 million in 2008. Lower EBIT primarily resulted from volume and currency, partially offset by pricing and cost-reduction initiatives.

Sales in the fourth quarter of 2009 were $189.6 million, a decline of 29 percent from $268.3 million in the same period a year ago. The decline in sales reflects a broad-based drop in industrial demand, especially in the power-transmission sector and across the industrial distribution channel. This was partially offset by favorable pricing and currency. EBIT in the fourth quarter was $23.9 million, down 37 percent from $37.7 million in the same period of 2008. The decline in volume was partially offset by cost-reduction initiatives, pricing, lower material costs, and LIFO income.

Aerospace and Defense Segment Results

Sales for the Aerospace and Defense segment were $417.7 million in 2009, up one percent from $412.0 million a year ago. The increase was driven primarily by pricing and an acquisition, partially offset by reduced demand across commercial and general aviation markets.

EBIT for the year increased to $72.4 million, up 75 percent from $41.5 million in 2008. The benefits from cost-reduction initiatives, LIFO income and pricing were partially offset by the impact of lower demand.

Sales in the fourth quarter of 2009 were $98.9 million, versus $109.7 million in the prior-year period. The 10-percent decline reflects reduced demand in the commercial and general aviation markets. EBIT in the fourth quarter was $16.5 million, down 5 percent from the same period in the prior year, as benefits from cost-reduction initiatives, LIFO income and favorable pricing were offset by lower demand.

The Timken Company

Steel Group Results

Sales for the Steel Group, including inter-group sales, were $714.9 million in 2009, a decrease of 61 percent from $1.85 billion last year, with 50 percent fewer shipped tons. The greatest market declines were from the industrial and energy sectors. Surcharges declined approximately $555 million from a year ago.

The Steel Group incurred a loss of $57.9 million in 2009, compared with EBIT of $264.0 million in 2008. The decline resulted from lower demand and underutilization of manufacturing capacity. Benefits from cost-reduction actions, lower material costs and an approximate $70-million change in LIFO reserve were offset by lower surcharges. The change in LIFO reserve was due to lower year-end inventory quantities and material costs.

Sales in the fourth quarter, including inter-segment sales, were $173.6 million, a decrease of 53 percent from $371.5 million for the same period a year ago, with approximately 40 percent fewer shipped tons. Weaker end-market demand in the industrial and energy sectors was partially offset by stronger demand in the light-vehicle sector compared with a year ago due to consumer stimulus programs in the U.S. and continued market strengthening in general. Surcharges declined approximately $80 million from the fourth quarter last year. EBIT in the fourth quarter was $2.6 million, up from a loss of $3.5 million in the same period a year ago. Lower material costs, a favorable change in LIFO of approximately $30 million and cost-reduction initiatives more than offset the impact of lower demand.

Outlook

Overall, the company expects the global economy to grow modestly in 2010 following 2009’s retraction. Timken anticipates an increase in sales of approximately 5 to 10 percent over 2009, driven primarily by stronger shipments in the Steel Group, as customers rebuild inventory levels. The Mobile Industries segment is expected to be up slightly, as increased demand is largely offset by the company’s initiatives to exit low-margin business. Sales in the Process Industries segment are expected to be up slightly, as growth initiatives in energy and Asia more than offset declines in other areas. Aerospace segment sales are expected to decline slightly due to decreases in commercial and general aviation.

The Timken Company

The company expects 2010 earnings, excluding special items, to range from $0.85 to $1.15 per diluted share for the year, compared with $0.53 per diluted share from continuing operations in 2009.

Conference Call Information

The company will host a conference call for investors and analysts today to discuss financial results.

Conference Call:	Tuesday, Feb. 2, 2010
11:00 a.m. Eastern Time

All Callers:	Live Dial-In: 800-344-0593 or 706-634-0975
(Call in 10 minutes prior to be included.)
Conference ID: 68493687

Replay Dial-In through Feb. 12, 2010:
800-642-1687 or 706-645-9291

Live Webcast:	www.timken.com/investors

About The Timken Company

The Timken Company keeps the world turning, with innovative friction management and power transmission products and services, enabling our customers’ machinery to perform more efficiently and reliably. With sales of $3.1 billion in 2009, operations in 26 countries and approximately 17,000 employees, Timken is Where You Turn™ for better performance.

Certain statements in this news release (including statements regarding the company’s forecasts, estimates and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements related to expectations regarding the company’s future financial performance, including information under the heading “Outlook”, are forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the finalization of the company’s financial statements for the fourth quarter and full year of 2009; the company’s ability to respond to the changes in its end markets that could affect demand for the company’s products; unanticipated changes in business relationships with customers or their purchases from the company; changes in the financial health of the company’s customers, which may have an impact on the company’s revenues, earnings and impairment charges; fluctuations in raw-material and energy costs and their impact on the operation of the company’s surcharge mechanisms; the impact of the company’s last-in first-out accounting; continued weakness in global economic conditions and financial markets; changes in the expected costs associated with product warranty claims; the impact on operations of general economic conditions, higher or lower raw-material and energy costs, fluctuations in customer demand, and the company’s ability to achieve the benefits of its ongoing programs and initiatives, including, without limitation, the initiative to reduce its employment levels and other costs, the implementation of its Mobile Industries Segment restructuring program and initiatives and the rationalization of the company’s Canton bearing operations. These and additional factors are described in greater detail in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2008, page 44 and in the company’s Form 10-Q for the quarter ended Sept. 30, 2009. The company undertakes no obligation to update or revise any forward-looking statement.

###

The Timken Company

(Unaudited)
CONDENSED CONSOLIDATED STATEMENT OF INCOME	AS REPORTED				ADJUSTED (1)
(Dollars in thousands, except share data)	Q4 2009	Q4 2008	Full Year 2009	Full Year 2008	Q4 2009	Q4 2008	Full Year 2009	Full Year 2008
Net sales	$774,606	$1,097,952	$3,141,627	$5,040,800	$774,606	$1,097,952	$3,141,627	$5,040,800
Cost of products sold	596,764	918,483	2,550,647	3,885,540	596,764	918,483	2,550,647	3,885,540
Manufacturing rationalization / reorganization expenses - cost of products sold	4,643	1,647	8,233	3,407	-	-	-	-
Gross Profit	$173,199	$177,822	$582,747	$1,151,853	$177,842	$179,469	$590,980	$1,155,260
Selling, administrative & general expenses (SG&A)	112,807	139,729	469,868	655,610	112,807	139,729	469,868	655,610
Rationalization / reorganization expenses - SG&A	1,226	(166)	2,864	1,521	-	-	-	-
Impairment and restructuring	80,052	25,341	164,126	32,783	-	-	-	-
Operating (Loss) Income	$(20,886)	$12,918	$(54,111)	$461,939	$65,035	$39,740	$121,112	$499,650
Other income (expense)	(2,058)	(7,823)	1,869	(11,990)	(2,058)	(7,823)	1,869	(11,990)
Special items - other income (expense)	(1,401)	8,260	(2,009)	28,247	-	-	-	-
(Loss) Earnings Before Interest and Taxes (EBIT) (2)	$(24,345)	$13,355	$(54,251)	$478,196	$62,977	$31,917	$122,981	$487,660
Interest expense, net	(14,045)	(9,528)	(39,979)	(38,609)	(14,045)	(9,528)	(39,979)	(38,609)
(Loss) Income From Continuing Operations Before Income Taxes	(38,390)	3,827	(94,230)	439,587	48,932	22,389	83,002	449,051
Provision (benefit) for income taxes	(31,093)	1,984	(28,193)	157,062	19,157	7,500	30,570	150,432
(Loss) Income From Continuing Operations	$(7,297)	$1,843	$(66,037)	$282,525	$29,775	$14,889	$52,432	$298,619
(Loss) Income from discontinued operations net of income taxes (3)	(12,677)	(37,372)	(72,589)	(11,273)	9,373	(7,937)	(20,233)	18,388
Net (Loss) Income	$(19,974)	$(35,529)	$(138,626)	$271,252	$39,148	$6,952	$32,199	$317,007
Less: Net Income (Loss) Attributable to Noncontrolling Interest	212	622	(4,665)	3,582	248	622	1,520	3,582
Net (Loss) Income Attributable to The Timken Company	$(20,186)	$(36,151)	$(133,961)	$267,670	$38,900	$6,330	$30,679	$313,425

Net Income per Common Share Attributable to The Timken Company Common Shareholders:

(Loss) Earnings Per Share - Continuing Operations	$(0.08)	$0.01	$(0.64)	$2.90	$0.31	$0.15	$0.53	$3.06
(Loss) Earnings Per Share - Discontinued Operations	(0.13)	(0.38)	(0.75)	(0.12)	0.09	(0.08)	(0.21)	0.20
Earnings Per Share	$(0.21)	$(0.37)	$(1.39)	$2.78	$0.40	$0.07	$0.32	$3.26

Diluted (Loss) Earnings Per Share - Continuing Operations	$(0.08)	$0.01	$(0.64)	$2.89	$0.31	$0.15	$0.53	$3.06
Diluted (Loss) Earnings Per Share - Discontinued Operations	(0.13)	(0.38)	(0.75)	(0.12)	0.09	(0.08)	(0.21)	0.19
Earnings Per Share	$(0.21)	$(0.37)	$(1.39)	$2.77	$0.40	$0.07	$0.32	$3.25

Average Shares Outstanding	96,212,813	95,902,494	96,135,783	95,650,104	96,212,813	95,902,494	96,135,783	95,650,104
Average Shares Outstanding - assuming dilution	96,212,813	95,909,934	96,135,783	95,947,643	96,212,813	95,909,934	96,135,783	95,947,643

BUSINESS SEGMENTS
(Dollars in thousands) (Unaudited)	Q4 2009	Q4 2008	Full Year 2009	Full Year 2008
Mobile Industries Segment
Net sales to external customers	$324,628	$374,298	$1,245,012	$1,771,863
Adjusted (loss) earnings before interest and taxes (EBIT) (2)	$31,097	$(7,623)	$30,496	$35,764
Adjusted EBIT Margin (2)	9.6%	-2.0%	2.4%	2.0%

Process Industries Segment
Net sales to external customers	$189,115	$267,390	$806,000	$1,163,012
Intergroup sales	520	902	2,719	3,154
Total net sales	$189,635	$268,292	$808,719	$1,166,166
Adjusted earnings before interest and taxes (EBIT) (2)	$23,878	$37,738	$118,504	$218,667
Adjusted EBIT Margin (2)	12.6%	14.1%	14.7%	18.8%

Aerospace and Defense Segment
Net sales to external customers	$98,929	$109,746	$417,696	$411,954
Adjusted earnings before interest and taxes (EBIT) (2)	$16,489	$17,423	$72,444	$41,459
Adjusted EBIT Margin (2)	16.7%	15.9%	17.3%	10.1%

Total Bearings and Power Transmission Group
Net sales to external customers	$612,672	$751,434	$2,468,708	$3,346,829
Intergroup sales	520	902	2,719	3,154
Total net sales	$613,192	$752,336	$2,471,427	$3,349,983
Adjusted earnings before interest and taxes (EBIT) (2)	$71,464	$47,538	$221,444	$295,890
Adjusted EBIT Margin (2)	11.7%	6.3%	9.0%	8.8%

Steel Group
Net sales to external customers	$161,934	$346,518	$672,919	$1,693,971
Intergroup sales	11,628	24,980	41,993	157,982
Total net sales	$173,562	$371,498	$714,912	$1,851,953
Adjusted (loss) earnings before interest and taxes (EBIT) (2)	$2,555	$(3,493)	$(57,880)	$264,006
Adjusted EBIT Margin (2)	1.5%	-0.9%	-8.1%	14.3%

Unallocated corporate expense	$(12,913)	$(13,633)	$(48,715)	$(68,357)

Intergroup eliminations income (expense) (4)	$1,871	$1,505	$8,132	$(3,879)

Consolidated
Net sales to external customers	$774,606	$1,097,952	$3,141,627	$5,040,800
Adjusted earnings before interest and taxes (EBIT) (2)	$62,977	$31,917	$122,981	$487,660
Adjusted EBIT Margin (2)	8.1%	2.9%	3.9%	9.7%

(1) "Adjusted" statements exclude the impact of impairment and restructuring, manufacturing rationalization/reorganization and special charges and credits for all periods shown.

(2)EBIT is defined as operating income plus other income (expense).EBIT Margin is EBIT as a percentage of net sales. EBIT and EBIT margin on a segment basis exclude certain special items set forth above.EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance.Management believes that reporting EBIT and EBIT Margin best reflect the performance of the company's business segments and EBIT disclosures are responsive to investors.

(3) Discontinued Operations relate to the sale of the Needle Roller Bearings (NRB) operations to JTEKT Corporation that closed in December 2009.

(4) Intergroup eliminations represent intergroup profit or loss between the Steel Group and the Bearings and Power Transmission Group.

Reconciliation of net (loss) income attributable to The Timken Company and EPS - diluted.
This reconciliation is provided as additional relevant information about the company's performance.Management believes adjusted earnings per share are more representative of the company's performance and therefore useful to investors.Management also believes that it is appropriate to compare GAAP income from continuing operations to adjusted income from continuing operations in light of special items related to impairment and restructuring and manufacturing rationalization/reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts, and gain/loss on the sale of non-strategic assets.

	Fourth Quarter
	2009		2008
(Dollars in thousands, except per share data) (Unaudited)	$	EPS (5)	$	EPS (5)

Net (loss) income attributable to The Timken Company	$(20,186)	$(0.21)	$(36,151)	$(0.37)
Less: loss from discontinued operations, net of income taxes	(12,677)	(0.13)	(37,372)	(0.38)
Net (loss) income from continuing operations
attributable to The Timken Company	$(7,509)	$(0.08)	$1,221	$0.01

Pre-tax special items:
Manufacturing rationalization/reorganization expenses - cost of products sold	4,643	0.05	1,647	0.02
Rationalization/reorganization expenses - SG&A	1,226	0.01	(166)	-
Impairment and restructuring	80,052	0.83	25,341	0.26
Special items - other expense (income)	1,401	0.01	(8,260)	(0.09)
Provision for income taxes (6)	(50,250)	(0.52)	(5,516)	(0.06)
Special items attributable to noncontrolling interests	(36)	-	-	-
Adjusted net income from continuing operations
attributable to The Timken Company	29,527	0.31	14,267	0.15

Add: adjusted (loss) income from discontinued operations	9,373	0.09	(7,937)	(0.08)
Adjusted net income attributable to The Timken Company	$38,900	$0.40	$6,330	$0.07

(Loss) income from continuing operations	$(7,297)	$(0.08)	$1,843	$0.03
Less: Net income (loss) attributable to noncontrolling interest	212	-	622	0.02
Net (loss) income from continuing operations
attributable to The Timken Company	$(7,509)	$(0.08)	$1,221	$0.01

Loss from discontinued operations, net of income taxes	$(12,677)	$(0.13)	$(37,372)	$(0.38)
Special items, discontinued operations	22,050	0.22	29,435	0.30
Adjusted (loss) income from discontinued operations,
net of income taxes	$9,373	$0.09	$(7,937)	$(0.08)

	Twelve Months
	2009		2008
(Dollars in thousands, except per share data) (Unaudited)	$	EPS (5)	$	EPS (5)

Net (loss) income attributable to The Timken Company	$(133,961)	$(1.39)	$267,670	$2.77
Less: loss from discontinued operations, net of income taxes	(72,589)	(0.75)	(11,273)	(0.12)
Net (loss) income from continuing operations
attributable to The Timken Company	$(61,372)	$(0.64)	$278,943	$2.89

Pre-tax special items:
Manufacturing rationalization/reorganization expenses - cost of products sold	8,233	0.09	3,407	0.04
Rationalization/reorganization expenses - SG&A	2,864	0.03	1,521	0.02
Impairment and restructuring	164,126	1.71	32,783	0.34
Special items - other expense (income)	2,009	0.02	(28,247)	(0.29)
Provision for income taxes (6)	(58,763)	(0.61)	6,630	0.07
Special items attributable to noncontrolling interests	(6,185)	(0.06)	-	-
Adjusted net income from continuing operations
attributable to The Timken Company	50,912	0.53	295,037	3.06

Add: adjusted (loss) income from discontinued operations	(20,233)	(0.21)	18,388	0.19
Adjusted net income attributable to The Timken Company	$30,679	$0.32	$313,425	$3.25

(Loss) income from continuing operations	$(66,037)	$(0.69)	$282,525	$2.92
Less: Net income (loss) attributable to noncontrolling interest	(4,665)	(0.05)	3,582	0.03
Net (loss) income from continuing operations
attributable to The Timken Company	$(61,372)	$(0.64)	$278,943	$2.89

Loss from discontinued operations, net of income taxes	(72,589)	$(0.75)	(11,273)	$(0.12)
Special items, discontinued operations	52,356	0.54	29,661	0.31
Adjusted (loss) income from discontinued operations,
net of income taxes	$(20,233)	$(0.21)	$18,388	$0.19

(5) EPS amounts may not sum due to rounding differences.

(6) Provision for income taxes includes the tax impact on pre-tax special items, the impact of discrete tax items recorded during the respective period, as well as adjustments to reflect the use of one overall effective tax rate on Adjusted pre-tax income in interim periods.

Reconciliation of GAAP income from continuing operations before income taxes
This reconciliation is provided as additional relevant information about the company's performance.Management believes Consolidated adjusted earnings before interest and taxes (EBIT) and Total Bearings and Power Transmission Group adjusted EBIT are more representative of the company's performance and therefore useful to investors.Management also believes that it is appropriate to compare GAAP Income from Continuing Operations before Income Taxes to Consolidated adjusted EBIT in light of special items related to impairment and restructuring and manufacturing rationalization/reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts, and gain/loss on the sale of non-strategic assets.

	Fourth Quarter		Twelve Months
	2009	2008	2009	2008
(Thousands of U.S. dollars) (Unaudited)	$	$	$	$

(Loss) Income from continuing operations before income taxes	$(38,390)	$3,827	$(94,230)	$439,587

Pre-tax reconciling items:
Interest expense	14,696	11,026	41,883	44,401
Interest income	(651)	(1,498)	(1,904)	(5,792)
Manufacturing rationalization/reorganization expenses - cost of products sold	4,643	1,647	8,233	3,407
Manufacturing rationalization/reorganization expenses - SG&A	1,226	(166)	2,864	1,521
Impairment and restructuring	80,052	25,341	164,126	32,783
Special items - other income	1,401	(8,260)	2,009	(28,247)

Consolidated adjusted earnings before interest and taxes (EBIT)	$62,977	$31,917	$122,981	$487,660

Steel Group adjusted earnings (loss) before interest and taxes (EBIT)	(2,555)	3,493	57,880	(264,006)
Unallocated corporate expense	12,913	13,633	48,715	68,357
Intergroup eliminations expense	(1,871)	(1,505)	(8,132)	3,879

Total Bearings and Power Transmission Group adjusted earnings before interest and taxes (EBIT)	$71,464	$47,538	$221,444	$295,890

Reconciliation of Total Debt to Net Debt and the Ratio of Net Debt to Capital:
(Dollars in thousands) (Unaudited)	Dec. 31, 2009	Dec. 31, 2008
Short-term debt	$43,380	$108,590
Long-term debt	469,287	515,250
Total Debt	512,667	623,840
Less:Cash and cash equivalents	(755,545)	(133,383)
Net Debt	$(242,878)	$490,457

Shareholders' equity	$1,595,568	$1,663,038

Ratio of Total Debt to Capital	24.3%	27.3%
Ratio of Net Debt to Capital (Leverage)	-18.0%	22.8%

This reconciliation is provided as additional relevant information about The Timken Company's  financial position.Capital is defined as total debt plus shareholders' equity.

Management believes Net Debt is more indicative of Timken's financial position, due to the amount of cash and cash equivalents.

Free cash flow:
(Dollars in thousands) (Unaudited)	Dec. 31, 2009	Dec. 31, 2008
Net cash provided by operating activities	$576,854	$577,620
Less: capital expenditures	(114,150)	(258,147)
Less: cash dividends paid to shareholders	(43,268)	(67,462)
Free cash flow	$419,436	$252,011

Management believes that free cash flow is useful to investers because it is a meaningful indicator of cash generated from operating activities that is available for the execution of its business strategy.

CONDENSED CONSOLIDATED BALANCE SHEET	Dec 31,	Dec 31,
(Dollars in thousands) (Unaudited)	2009	2008
ASSETS
Cash & cash equivalents	$755,545	$133,383
Accounts receivable	411,226	575,915
Inventories	671,236	1,000,493
Current assets, discontinued operations	-	182,861
Other current assets	225,131	140,813
Total Current Assets	2,063,138	2,033,465
Property, plant & equipment	1,335,228	1,516,972
Goodwill	221,734	221,435
Non-current assets, discontinued operations	-	269,625
Other assets	386,793	494,553
Total Assets	$4,006,893	$4,536,050

LIABILITIES
Accounts payable & other liabilities	$355,228	$423,523
Short-term debt	43,380	108,590
Income taxes	9,233	27,598
Current liabilities, discontinued operations	-	21,512
Accrued expenses	132,592	217,090
Total Current Liabilities	540,433	798,313
Long-term debt	469,287	515,250
Accrued pension cost	690,889	823,550
Accrued postretirement benefits cost	604,250	613,045
Non-current liabilities, discontinued operations	-	30,329
Other non-current liabilities	106,466	92,525
Total Liabilities	2,411,325	2,873,012

EQUITY
Timken Company shareholders' equity	1,577,584	1,640,244
Noncontrolling interest	17,984	22,794
Total Equity	1,595,568	1,663,038
Total Liabilities and Equity	$4,006,893	$4,536,050

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS	For the three months ended		For the twelve months ended
	Dec 31,	Dec 31,	Dec 31,	Dec 31,
(Dollars in thousands) (Unaudited)	2009	2008	2009	2008
Cash Provided (Used)
OPERATING ACTIVITIES
Net (loss) income attributable to the Timken Company	$(20,186)	$(36,151)	$(133,961)	$267,670
Net loss from discontinued operations	12,677	37,372	72,589	11,273
Net (loss) income attributable to noncontrolling interest	212	622	(4,665)	3,582

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	50,650	45,834	201,486	200,799
Impairment	77,529	20,029	113,671	20,081
Pension and other postretirement expense	19,608	22,380	96,700	84,722
Pension and other postretirement benefit payments	(24,246)	(14,677)	(113,462)	(70,459)
Accounts receivable	46,123	188,849	174,482	107,601
Inventories	44,636	115,705	356,154	(97,679)
Accounts payable and accrued expenses	(76,844)	(108,608)	(209,880)	(19,029)
Other	30,916	(7,044)	30,943	(3,633)
Net Cash Provided by Operating Activities - Continuing Operations	161,075	264,311	584,057	504,928
Net Cash (Used) Provided by Operating Activities - Discontinued Operations	(8,536)	4,451	(7,203)	72,692
Net Cash Provided by Operating Activities	152,539	268,762	576,854	577,620

INVESTING ACTIVITIES
Capital expenditures	(33,197)	(81,896)	(114,150)	(258,147)
Other	336	2,865	7,510	36,943
Divestments	303,617	-	303,617	-
Acquisitions	-	(28,846)	(353)	(86,024)
Net Cash Provided (Used) by Investing Activities - Continuing Operations	270,756	(107,877)	196,624	(307,228)
Net Cash (Used) by Investing Activities - Discontinued Operations	(819)	(3,405)	(2,353)	(13,468)
Net Cash Provided (Used) by Investing Activities	269,937	(111,282)	194,271	(320,696)

FINANCING ACTIVITIES
Cash dividends paid to shareholders	(8,660)	(17,379)	(43,268)	(67,462)
Net proceeds from common share activity	264	30	918	16,909
Net (payments) on debt	(288,512)	(115,830)	(124,878)	(95,368)
Decrease in restricted cash	248,158	-	-	-
Net Cash Used by Financing Activities	(48,750)	(133,179)	(167,228)	(145,921)

Effect of exchange rate changes on cash	(1,060)	(6,021)	18,265	(20,504)

Increase in Cash and Cash Equivalents	372,666	18,280	622,162	90,499
Cash and Cash Equivalents at Beginning of Period	382,879	115,103	133,383	42,884

Cash and Cash Equivalents at End of Period	$755,545	$133,383	$755,545	$133,383